Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-44826, 333-58020, 333-118614, 333-135396 and 333-161132) pertaining to the 2000 Equity Incentive Plan, the 2000 Employee Stock Purchase Plan, the 2000 Non-Employee Directors’ Stock Option Plan, the 1996 Stock Option Plan, the 1988 Stock Option Plan and certain Non-Plan Stock Option Agreements with Telik, Inc. and the Registration Statements on Form S-3 (Nos. 333-108031, 333-114366 and 333-89596) and in the related Prospectuses and Prospectus Supplements, of our reports dated March 1, 2010, with respect to the financial statements of Telik, Inc. and the effectiveness of internal control over financial reporting of Telik, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/S/    ERNST & YOUNG LLP

Palo Alto, California

March 1, 2010